CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Energy Income and Growth Fund:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-131771 of Energy Income and Growth Fund on Form N-2 of our report dated January 13, 2006, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption "Experts" in the Statement of Additional Information and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

DELOITTE & TOUCHE LLP

March 14, 2006